Exhibit 10.9
TITANIUM SPONGE SUPPLY AGREEMENT
This Agreement effective on the 1st day of January, 2007 by and among the following parties:
RMI Titanium Company, a corporation duly incorporated and existing under the laws of Ohio, having its principal office at 1000 Warren Avenue, Niles, Ohio 44446, U.S.A. (hereinafter referred to as “RMI”),
Sumitomo Titanium Corporation, a corporation duly incorporated and existing under the laws of Japan, having its principal office at 1, Higashihama-cho, Amagasaki, Hyogo 660-8533, Japan (hereinafter referred to as “STC”),
Sumitomo Corporation, a corporation duly incorporated and existing under the laws of Japan, having its principal office at 1-8-11, Harumi, Chuo-ku, Tokyo 104-8610, Japan (hereinafter referred to as “SC”), and
Sumitomo Corporation of America, a corporation duly incorporated and existing under the laws of New York, having its principal office at 600 Third Avenue, New York, NY 10016-2001, USA (hereinafter referred to as “SCOA”)
WITNESSETH:
Whereas, RMI, STC, SC and SCOA entered into a Sales Agreement (hereinafter the “Original Agreement”) dated September 4th, 1992, whereby STC agreed to sell Products (as hereinafter defined) to RMI and RMI agreed to purchase Products from STC through SC and SCOA, and the Original Agreement was amended several times by the parties mutually;
Whereas, RMI is expanding its titanium mill products facilities and still requires a stable supply of the Products for use at its facilities;
Whereas, STC is still desirous to continue to supply RMI with Products through SC and

SCOA and, for STC’s supply of the Products to RMI hereunder, STC has determined to increase the production of the Products by expansion of its production facility located in Amagasaki, Japan; and
Whereas, all the parties hereto desire to terminate the Original Agreement and enter into this new Agreement for the sale and purchase of the Products among the Parties throughout the term hereof on the terms and conditions set forth hereinafter.
Now, therefore, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
Article 1
DEFINITION
1.1	As used in this Agreement, the following terms shall have the meanings as specified below:
“Calendar Year” means each year starting from January 1st and ending on December 31st, the first of which is the year of January 1st 2007, to December 31st, 2007.
“Quarter” means any three-month period of January 1st to March 31 st, April 1st to June 30th, July 1st to September 30th or October 1st to December 31st.
“Products” means the Premium Quality Titanium Sponge (defined below) produced by STC.
“Premium Quality Titanium Sponge” means titanium sponge, which meets the specifications of critical rotating parts for the aircraft engines.
“Specification” means the specification of the Products specified in the latest revision, dated 01/11/2000, MS/130—OS, which is attached hereto as Appendix A and as may be mutually modified by the parties hereto from time to time.

“Grade 1 Products” and “Grade 2 Products” mean the specifications given in Appendix A attached hereto.
“Grade 3 Products” and “Grade 4 Products” mean the specifications given in Appendix A attached hereto.
Article 2
SALES AND PURCHASE
2.1	STC agrees to sell and deliver to RMI through SC and SCOA, and RMI agrees to purchase the Products from STC through SC and SCOA upon the terms and conditions hereinafter set forth. The terms and conditions for sales and purchases of the Products by and among STC, SC and SCOA shall be discussed and agreed by such parties separately.
2.2	The Products sold to RMI under this Agreement shall be used by RMI or its subcontractor(s) for its production of titanium products and RMI shall not resell the Products to any third party prior to being processed into such titanium products, except as may be otherwise be agreed upon by the parties hereto to be executed with RMI’s assuming all responsibilities.
Article 3
DELIVERY
3.1	The Products shall be delivered by SCOA to RMI’s plant at Niles, Ohio, or such other place(s) in the U.S.A. as agreed upon in writing between the parties (hereinafter referred to as the “Delivery Place”).

Article 4
QUANTITY
4.1	RMI shall provide to STC, SC and SCOA with its best good faith estimate of the quantity of Products to be purchased by and shipped to RMI in the upcoming Calendar Year not later than the end of July of the preceding Calendar Year and update such estimate from time to time.
4.2	Taking such estimated quantity provided by RMI pursuant to Article 4.1 above into consideration, the aggregate annual fixed quantity of Products to be purchased by and shipped to RMI in each Calendar Year shall be agreed upon between the parties not later than end of September of the preceding Calendar Year. Upon having the aggregate quantity agreed, the monthly shipping quantity shall be agreed upon between the parties not later than the end of October of the preceding Calendar Year, and confirmed in the Purchase Order issued by RMI to SCOA.
4.3	It is the intent of the parties that the shipment of the Products shall be reasonably evenly spread during each month in a Calendar Year.
4.4	The proportion of Grade 1 and Grade 2 Products to be shipped in each Calendar Year shall be on a 50%-50% basis. In case either party requires a different proportion, all parties shall negotiate in good faith to reach agreement as to such proportion.
Article 5
PURCHASE QUANTITY
5.1	The quantity of Products which shall be purchased by RMI in each Calendar Year of 2007 and 2008 shall be four million pounds (4,000,000 lbs.) per the Calendar Year. In addition to the abovementioned quantity, during the Calendar Year of 2007 and 2008, RMI shall have an option to purchase up to three million pounds (3,000,000 lbs.) per the Calendar Year.
5.2	The quantity of Products which shall be purchased by RMI in Calendar Year of 2009 shall be eight million five hundred thousand pounds (8,500,000 lbs.). In addition to the above mentioned quantity, in the Calendar Year of 2009, RMI shall have an option to purchase up to three million pounds (3,000,000 lbs.).
5.3	The quantity of Products which shall be purchased by RMI in each Calendar Year of 2010 through 2013 shall be ten million pounds (10,000,000 lbs.). In addition to the above mentioned quantity, during the Calendar Year of 2010 to 2013, RMI shall have an option to purchase up to three million pounds (3,000,000 lbs.) per the Calendar Year.

5.4

5.4.1	The quantity of Products which shall be purchased by RMI in Calendar Year of 2014 shall be seven million pounds (7,000,000 lbs.). In addition to the above mentioned quantity, during the Calendar Year of 2014, RMI shall have an option to purchase up to four million five hundred thousand pounds (4,500,000 lbs.) per the Calendar Year.

5.4.2	In addition to the quantity stipulated in Article 5.4.1 above, in the Calendar Year of 2014, RMI may purchase up to one million five hundred thousand pounds (1,500,000 lbs.), if STC determines, in its sole judgment, that it has sufficient capacity to produce such amount of the Products as described above to RMI during such term.

5.5

5.5.1	The quantity of Products which shall be purchased by RMI in each Calendar Year from 2015 to 2016 shall be five million five hundred thousand pounds (5,500,000 lbs.). In addition to the abovementioned quantity, during the Calendar Year of 2015 to 2016, RMI shall have an option to purchase up to four million five hundred thousand pounds (4,500,000 lbs) per the Calendar Year.

5.5.2	In addition to the quantity stipulated in Article 5.5.1 above, during the Calendar Year from 2015 through 2016, RMI may purchase up to three million pounds (3,000,000 lbs.) in the Calendar Year of 2015 and 2016, if STC determines, in its sole judgment, that it has sufficient capacity to produce such amount of the Products as described above to RMI during such term.
5.6	It is acknowledged and agreed by the parties that the quantities described in this Article 5 are on the basis of the Grade 1 Products and that, in case that the parties agree to sell and purchase any grade of the Products other than the Grade 1 Products, the quantities in Article 5 shall be transposed into the quantities calculated in accordance with the following formula:
The quantity of Grade 2 Products = (the quantity of Grade 1 Products) divided by 1;
The quantity of Grade 3 Products = (the quantity of Grade 1 Products) divided by 1.3;
The quantity of Grade 4 Products = (the quantity of Grade 1 Products) divided by 1.3
5.7	For the purpose of this Article 5 only, the Products shall be deemed to be sold and purchased when the shipment of the Products to RMI’s Delivery Place is completed. For avoidance of doubt, the provision regarding the title to and risk of loss of the Products is stipulated in Article 11 hereof.
5.8	During the term of this Agreement, STC shall sell Grade 3 and Grade 4 Products to RMI through SC and SCOA a total of at least one hundred thousand pounds (100,000 lbs) in each Calendar Year as a part of the annual quantity to be purchased by RMI pursuant hereto only if so requested by RMI and confirmed by the parties in the Purchase Order.
Article 6
PURCHASE ORDERS
6.1	The detailed terms and conditions of individual sales and purchases of the Products for and during each Calendar Year pursuant to this Agreement, including, without limitations, price, quantity, grade and shipping schedule, shall be mutually agreed upon and confirmed by the parties in an annual purchase order (the “Purchase Order”), which shall be issued by RMI and countersigned and returned by SCOA. The parties agree that any provision or content in the Purchase Order shall not be modified in whole or in any part without prior written consent of all parties hereto.

The Purchase Order for each Calendar Year shall be executed annually on or prior to the last day of October of the previous Calendar Year. Unless otherwise expressly specified herein or agreed by the parties hereto in writing, the Purchase Order shall be irrevocable and shall not be amended, revised, cancelled, terminated by one or any party hereto.

6.2	The quantity (including any optional quantity, if any) to be delivered and purchased on monthly basis as agreed by the parties pursuant to Article 4.2 above, approximate date of each delivery, Purchase Price (defined below) (including the Premium (defined below), if any), shipping schedule, grade and the Specification, of the Products shall be discussed and mutually agreed among the parties for the next Calendar Year in accordance with the terms and conditions hereof. All of such items as aforesaid fixed and agreed by the parties hereto will be clearly stipulated in the Purchase Order by RMI. RMI agrees that SCOA may reject the Purchase Order within five (5) working days after its receipt of the Purchase Order if there is any conflict or difference between the above mentioned items agreed by the parties and the items described in the Purchase Order and, in such case, RMI shall reissue the revised Purchase Order to SCOA immediately after such SCOA’s rejection unless otherwise such SCOA’s rejection is unreasonable.

6.3	Each Purchase Order shall be deemed to incorporate the terms and conditions set forth in this Agreement. If there is any conflict or difference in interpretation between this Agreement and any Purchase Order, the terms and conditions of this Agreement shall supersede those of said Purchase Order, unless such conflict or different term or condition is typed or handwritten conspicuously on the face of the Purchase Order and signed by the duly authorized representative of all parties.
Article 7
PRICE
7.1	The price for each Grade of the Products purchased and sold pursuant to this Agreement shall be in U.S. Dollar per pound DDU the Delivery Place. SCOA will provide a good faith price estimate for the Products for upcoming Calendar Year by the end of July of preceding Calendar Year, and, after that, the price for such Products shall be agreed upon annually between the parties hereto through a good-faith negotiation on a Calendar Year-by-Calendar Year basis on or before the last day of September of each preceding Calendar Year (the “Purchase Price”). Such Purchase Price agreed by the parties shall be confirmed in each Purchase Order for the succeeding Calendar Year pursuant to Article 6 hereof. The parties agree that the Purchase Price for the Calendar Year of 2007 shall be as stipulated in Appendix B.

It is also agreed that the parties hereto shall not offer any price which is commercially unreasonable and differs materially from the reasonable market price of the Products under similar conditions as determined in the market place by reputable suppliers.

7.2	In addition to Article 7.1 above, the final price of a certain portion of the quantities of the Products to be purchased by RMI hereunder during the Calendar Year of 2009 through 2013 shall be the sum total amount of the Purchase Price and the Premium as defined in Article 7.3. The detailed amount of such portion of the quantities as described in this Article 7.2 shall be as set forth below:
three million pounds (3,000,000 lbs.) for each Calendar Year
7.3	The “Premium” shall mean an additional price to be added to the Purchase Price only for a certain portion of the quantity of the Products as described in Article 7.2 above, the detailed amount of which shall be stipulated in Appendix B.

7.4	The amount of the Premium calculated in accordance with Article 7.3 above shall be reasonably evenly spread on all of the quantity of the Products to be purchased by RMI in each Calendar Year during the Calendar Year of 2009 to 2013. The final purchase price for succeeding Calendar Year, which is aggregate of the Purchase Price and the Premium, shall be agreed by the parties and specified in the Purchase Order pursuant to Article 6 hereof.

7.5	If at any time during the term of this Agreement, STC offers to sell the Products to third parties under similar conditions (considering sales volume, terms of sale and other relevant matters), at a price that is lower than the Purchase Price then in effect for quantities of Products delivered to RMI pursuant to this Agreement, then the Purchase Price payable by RMI to SCOA shall be adjusted to reflect such lower price for such period during the term hereof, as such lower price persists and for such quantity as is sold to such third party at such lower price. For avoidance of any doubts, this Article 7.5 shall not apply to the Premium amount, but shall apply only to the reduction of the Purchase Price.
Article 8
PRICE DISAGREEMENT
8.1	In the event that the parties hereto fail to agree on the Purchase Price for any Calendar Year pursuant to the provisions set forth in Article 7 hereof by September 30th of the previous Calendar Year (“Price Disagreement”), the following shall apply;
(1)	For the Calendar Year 2009, 2011, 2013 and 2015;
(i)	Within 10 business days after September 30th, SCOA shall make the final offer of the Purchase Price to RMI in writing (“SCOA’s Offer”), which is the lowest price SCOA may offer.

(ii)	Within 10 business days after the receipt of the SCOA’s Offer, RMI shall respond to SCOA either in writing:
a)	to accept the SCOA’s Offer;

b)	to reject the SCOA’s Offer and make a payment payable to SCOA in accordance with Article 9.1 and 9.2; or

c)	to make the final offer of the Purchase Price to SCOA (“RMI’s Final Offer”), which is the highest price RMI may offer.
(iii)	Within 10 business days after the receipt of the RMI’s Final Offer, SCOA shall respond to RMI either in writing;

a)	to accept the RMI’s Final Offer; or

b)	to reject the RMI’s Final Offer and make a payment payable to RMI in accordance with Article 9.3 hereof.
(2)	For the Calendar Year 2008, 2010, 2012, 2014 and 2016;
(i)	Within 10 business days after September 30th, RMI shall make the final offer of the Purchase Price (“RMI’s Offer”) to SCOA in writing, which is the highest price RMI may offer.

(ii)	Within 10 business days after the receipt of RMI’s Offer, SCOA shall respond to RMI either in writing;
a)	to accept the RMI’s Offer;

b)	to reject the RMI’s Offer and make a payment payable to RMI in accordance with Article 10.3 hereof; or

c)	to make the final offer of the Purchase Price (“SCOA’s Final Offer”), which is the lowest price SCOA may offer.
(iii)	Within 10 business days after the receipt of the SCOA’s Final Offer, RMI shall respond to SCOA either in writing;
a)	to accept the SCOA’s Final Offer, or

b)	to reject the SCOA’s Final Offer and make a payment payable to SCOA in accordance with Article 9.1 and 9.2 hereof.
In case of Article 8.1 (1)(ii)(b), (1)(iii)(b), (2)(ii)(b) or (2)(iii)(b), it is agreed by the parties that SCOA shall not be obliged to sell to RMI, and RMI shall not be obliged to purchase from SCOA, the Products for the succeeding Contract Year in accordance herewith without incurring any obligation or liability to the other parties other than a obligation to make a payment as stipulated above.
Article 9
TAKE OR PAY
9.1	During the Calendar Year of 2009 through 2016 if (a) RMI declares, in the discussion by the parties hereto as to the Purchase Order for the succeeding Calendar Year pursuant to Article 6.1 and 6.2 hereof, RMI is not able to purchase and take a delivery of all or a part of the quantity which RMI shall be obliged to purchase in accordance with Article 5 of this Agreement for whatever reason (other than due to the event of force majeure described in Article 18) (the difference between the quantity which RMI is able to purchase and those which RMI shall purchase under Article 5 hereof shall be referred to as the “Untaken Quantity A”), or (b) RMI fails to purchase and take all or a part of the quantity of the Products (other than due to the event of force majeure described in Article 18) (the ‘’Untaken Quantity B’’, the Untaken Quantity A and B shall be collectively referred to as the “Untaken Quantity”) which RMI shall be obliged to purchase in accordance with the issued Purchase Order, then RMI shall pay to SCOA liquidated damages as stipulated in Appendix B for up to a certain amount in such Untaken Quantity of the Products as stipulated below:

(i) For the Calendar Year 2009: up to four million five hundred thousand pounds (4,500,000 lbs.);
(ii) For the Calendar Year of 2010 through 2013: up to six million pounds (6,000,000 lbs.) per the Calendar Year;
(iii) For the Calendar Year of 2014: up to three million pounds (3,000,000 lbs.);
(iv) For the Calendar Year of 2015 through 2016: up to one million five hundred thousand pounds (1,500,000 lbs.) per the Calendar Year.

Notwithstanding (b) of this Article 9.1 above, RMI shall not be obliged to make a payment under this Article 9.1 and 9.2 in the case that RMI duly purchases and takes delivery of the Products for at least certain amounts as set forth below under the Purchase Order and this Agreement:

(i) For the Calendar Year 2009: at least eight million five hundred thousand pounds (8,500,000 lbs.);
(ii) For the Calendar Year of 2010 through 2013: at least ten million pounds (10,000,000 lbs.) per Calendar Year;
(iii) For the Calendar Year of 2014: at least seven million pounds (7,000,000 lbs.);
(iv) For the Calendar Year of 2015 through 2016: at least five million five hundred thousand pounds (5,500,000 lbs.) per Calendar Year.

Subject to the payment made by RMI under this Article 9.1 and 9.2, the Untaken Quantity for each Calendar Year shall be deducted from the total quantity for that Calendar Year under this Agreement and the Purchase Order. It is agreed that making of any payment for such Untaken Quantity under this Article 9.1 and 9.2 shall not release RMI from its obligation to purchase the remaining amount of the Products under this Agreement.
9.2	In case that such event as stipulated in Article 9.1 above occurs in relation to the Products to be sold by SCOA during the Calendar Year of 2009 to 2013 hereunder, RMI shall pay to SCOA a certain amount of money which is equivalent to the Premium calculated in accordance with Article 7.3 for up to initial three million pounds (3,000,000 lbs) of the Untaken Quantity of the Products in addition to the payment made under Article 9.1.
9.3	During the Calendar Year of 2009 through 2016 if (a) SCOA declares, in the discussion by the parties hereto as to the Purchase Order for the succeeding Calendar Year pursuant to Article 6.1 and 6.2, the SCOA is not able to sell all or a part of the quantity which SCOA shall sell in accordance with Article 5 of this Agreement for whatever reason (other than due to the event of force majeure described in Article 18) (the difference between the quantity which SCOA is able to sell and those which SCOA shall sell under Article 5 hereof shall be referred to as the “Undelivered Quantity A”), or (b) SCOA fails to sell all or a part of the quantity of the Products (other than due to the event of force majeure described in Article 18) (the “Undelivered Quantity B’’, the Undelivered Quantity A and B shall be collectively referred to as the “Undelivered Quantity”) which SCOA will sell in accordance with the issued Purchase Order, then SCOA shall pay to RMI liquidated damages as stipulated in Appendix B for up to certain amount in such Undelivered Quantity of the Products as stipulated below:

(i) For the Calendar Year 2009: up to four million five hundred thousand pounds (4,500,000 lbs.);
(ii) For the Calendar Year of 2010 through 2013: up to six million pounds (6,000,000 lbs.) per the Calendar Year;

(iii) For the Calendar Year of 2014: up to three million pounds (3,000,000 lbs.);
(iv) For the Calendar Year of 2015 through 2016: up to one million five hundred thousand pounds (1,500,000 lbs.) per the Calendar Year.

Notwithstanding (b) of this Article 9.3 above, SCOA shall not be obliged to make a payment under this Article 9.3 in the case that SCOA sells at least certain amounts of the Products as set forth below under the Purchase Order and this Agreement:

(i) For the Calendar Year 2009: at least eight million five hundred thousand pounds (8,500,000 lbs.);
(ii) For the Calendar Year of 2010 through 2013: at least ten million pounds (10,000,000 lbs.) per Calendar Year;
(iii) For the Calendar Year of 2014: at least seven million pounds (7,000,000 lbs.);
(iv) For the Calendar Year of 2015 through 2016: at least five million five hundred thousand pounds (5,500,000 lbs.) per Calendar Year.

Subject to the payment made by SCOA under this Article 9.3, the Undelivered Quantity for each Calendar Year shall be deducted from the total quantity for that Calendar Year under this Agreement and the Purchase Order. It is agreed that making of any payment for such Undelivered Quantity under this Article 9.3 shall not release SCOA from its obligation to sell the remaining amount of the Products under this Agreement.
Article 10
PAYMENT
10.1	Unless RMI and SCOA otherwise agree and so provide in any Purchase Order, any payment of the Purchase Price and the Premium (if any) for Products to be shipped in Calendar Year of 2007 through 2016 shall be made by RMI to SCOA in cash within thirty (30) days after delivery of the Products to RMI at the Delivery Place.

10.2	In the event a petition for dumping order regarding import of the Products is filed by any third party in the United States, all the parties shall discuss the possible countermeasures against such petition, and SCOA may, and RMI may request SCOA, suspend without incurring any liability to the other parties, the shipment of the Products from the facility of STC in Japan, excepting those shipments of the Products which are reasonably considered, if transported in the ordinary course, to be imported into the United States prior to the United States government making a preliminary determination regarding the imposition of antidumping duties. In addition to the above, any party may cancel any portion of the Purchase Order, the shipment under which is suspended pursuant to this Article for more than sixty (60) days. In the event the United States government makes the final determination to impose antidumping duties on the import of the Products, parties shall immediately start negotiation in good-faith modification to the terms and conditions of this Agreement and/or any Purchase Order, including without limitation price, quantity, delivery date, shipping schedule.

Nothing in this clause is intended to replace or impair the rights of the parties hereto available under the other clauses of this Agreement.

10.3	The parties agree to promptly undertake good faith efforts to change the payment terms during the term of this Agreement should any party request such change.
Article 11
TITLE AND RISK
11.1	Title to and risk of loss of or damage to the Products shall pass from SCOA to RMI at the time when the Products have effectively delivered to RMI at the loading dock of the Delivery Place.
Article 12
SHIPMENT
12.1	The shipment of the Products from STC’s facility shall be made in accordance with the fixed delivery schedule provided in the Purchase Order for each Calendar Year.
12.2	Notwithstanding above, if SCOA cannot accommodate the delivery schedule pursuant to the Purchase Order, SCOA shall notify RMI of alternative schedule as early as reasonably possible, but no later than immediately prior to each individual delivery date under the original delivery schedule. If the alternative schedule notified to RMI by SCOA is not acceptable to RMI, SCOA and RMI shall discuss and agree on the most suitable delivery schedule in good faith. If agreement is reached concerning the amendment to the delivery schedule, such amendment shall be confirmed in writing and signed by all parties hereto. Delays in shipping to the schedule will be handled in accordance with Appendix B.
Article 13
WARRANTY, LIMITATION OF LIABILITY
13.1	STC warrants that the Products shall strictly conform to the Specification. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, STC MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.
13.2	The warranty specified above shall pass directly from STC to RMI, and the RMI shall directly claim against STC. SC and SCOA shall be free from and hereby expressly disclaims any obligation or liability (including liability for any consequential or indirect damages) with regard to or as a consequence of any warranty claim, defect in the Products or any intellectual property right in the Products, unless it is incurred by reasons clearly attributable to SC or SCOA.
13.3	EXCEPT AS OTHERWISE SET FORTH HEREIN, IN NO EVENT, WHETHER AS A RESULT OF A BREACH OF CONTRACT OR WARRANTY, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL RMI, STC, SC OR SCOA BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR EXEMPLARY DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT, REVENUE OF CONTRACT, LOSS OF USE, COST OF DOWNTIME, COST OF SUBSTITUTE GOODS), OR FOR ANY CLAIMS MADE BY RMI’S

CUSTOMERS OR ANY OTHER PERSON FOR ANY SUCH DAMAGES. ALL CLAIMS FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR EXEMPLARY DAMAGES WHICH MAY OTHERWISE BE RECOVERABLE BY RMI AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE, ARE HEREBY EXPRESSLY WAIVED BY RMI.
Article 14
TERM
14.1	The term of this Agreement shall commence on January 1st, 2007 and remain effective for a period of ten (10) Calendar Years until December 31st, 2016.
14.2	This Agreement shall be automatically terminated when any of the following event occurs:
(i)	Subject to STC’s notice to RMI at least one (1) year in advance, STC discontinues the production of the Premium Quality Titanium Sponge.

(ii)	Subject to RMI’s notice to STC at least one (1) year in advance, RMI discontinues the production of titanium products manufactured by using the Products.
14.3	The parties hereto agree to commence the discussion among the parties for the renewal of this Agreement no less than 24 months prior to the end of the last Calendar Year 2016.
Article 15
TERMINATION
15.1	Any party may forthwith terminate this Agreement for and/or any Purchase Order by notice to such effect to the other parties if any other party commits a material breach of any of the terms or conditions of this Agreement and/or of any Purchase Order and fails to commence efforts to remedy same within thirty (30) days, or fails to remedy the same within (90) days, after notice from a party not in breach setting out the nature of such breach and demanding that the same be remedied.

15.2	Any party may forthwith terminate this Agreement for and/or any Purchase Order by notice to such effect to the other parties if bankruptcy, insolvency or reorganization proceedings, or any other proceedings analogous in nature or effect are instituted by or against any other party, or if any other party is dissolved or liquidated, whether voluntarily or involuntarily, or if a received or trustee is appointed for all or for a substantial part of the assets of any other party or if any other party makes an assignment for the benefit of creditors generally.
Article 16
RIGHTS AND OBLIGATION AFTER TERMINATION
16.1	If this Agreement is terminated for whatever reason, the parties hereto shall fulfill all outstanding Purchase Orders which have not been canceled pursuant to Article 15 hereof.
16.2	No termination of this Agreement for whatever reasons shall affect any right of any party which has accrued prior to the date of such termination with respect to any sale and purchase of the Products prior to the effective date of termination.
16.3	The provisions of Article 11, 13, 17 19 and 20 shall survive any termination or expiration of this Agreement.
Article 17
CONFIDENTIALITY
17.1	The parties hereto consider this Agreement and any Purchase Order and all of their terms and conditions to be confidential. Except as may have been or shall be authorized in writing, or as hereinafter mentioned, each of the parties hereto shall keep confidential and shall not use otherwise than in the performance of this Agreement, and shall take all reasonable steps to ensure that its employees keep confidential and not use, except as aforesaid, all information supplied to them or which they have learned during the negotiations leading to this Agreement or learned hereafter concerning the business of the others, except only information already know to the receiving party at the time of receipt and obtained from sources not subject to any confidentiality undertaking, information made publicly available by the supplying party and information coming into the public domain otherwise than through the fault of the receiving party.

17.2	The obligation as stipulated in Article 17.1 shall survive the termination of this Agreement for five (5) years after expiration or termination of this Agreement.
17.3	Nothing herein shall preclude disclosure of information to the extent that the disclosure is required to be made under statutory laws or regulations in force in the country in which the disclosure is made.
Article 18
FORCE MAJEURE
18.1	No party shall be liable for failure to perform or delay in performing all or any part its obligations under this Agreement, or of any Purchase Order which failure or delay effects its respective operations, to the extent that they are unable to perform and is directly or indirectly due to any cause or circumstance beyond the reasonable control of such party including, without limitation, acts of God, fire, flood, storms, earthquake, typhoon, tidal wave, laws, governmental orders, regulations, sanctions or restrictions, war (whether declared or not), armed conflict, hostilities, mobilization, blockade, embargo, detention, revolution, terrorist activities, riot, lockout, strike or other labor dispute, unavailability of transportation, unavailability of raw material for reason beyond the control of STC, SC or SCOA or unforeseen severe plant breakdown but not including normal scheduled maintenance. The party affected by an event of Force Majeure shall promptly notify the other parties hereto, in writing, as to its commencement and termination. The party so affected shall take reasonable steps to resume performance hereunder with the least possible delay.

In addition, the parties acknowledge and agree that this Article 18 shall also apply in case there is any such delay or failure caused by delay of or failure in the expansion of STC’s production facility in Japan or RMI’s expansion of its titanium mill product facilities resulting directly from any of such cause or circumstance beyond the reasonable control of STC or RMI as enumerated above.

18.2	If any of the events set forth in the preceding Article 18.1 occurs and the failure or delay caused thereby cannot be cured within thirty (30) days, any party may terminate any Purchase Order affected thereby; provided always that the contracted quantity in the Purchase Order as so terminated shall be deemed to have been sold and purchased only for the purpose of determining whether the purchase quantity and maximum quantity have been sold and purchased.
Article 19
ARBITRATION
19.1	All disputes, controversies and differences which may arise between the parties out of or in relation to or in connection with this Agreement and/or any Purchase Order shall be settled amicably. If settlement is not reach between the parties hereto, it shall be exclusively submitted to and finally settled by arbitration to be conducted in the city of Brussels, Belgium by three arbitrators in accordance with Rules of Arbitration of the International Chamber of Commerce. The arbitration proceedings shall be conducted in the English language. The award shall be final and binding upon both parties and not subject to any appeal.
Article 20
GOVERNING LAW
20.1	This Agreement and any Purchase Order shall be in all respects governed by and construed in accordance with the laws of the State of New York, U.S.A.

Article 21
ENTIRE AGREEMENT
21.1	This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter contained herein and wholly cancels, terminates and supersedes all previous negotiations, agreements and commitments, whether formal or informal, oral or written, with respect to the subject matter hereof. The parties recognize that, for administrative purposes, documents, such as Purchase Orders, acknowledgements, invoices and similar documents, may be used during the time this Agreement is in force; in no event shall any term or condition contained in any such administrative documents be interpreted as amending or modifying the terms of this Agreement whether such administrative documents are signed or not.
Article 22
AMENDMENT
22.1	This Agreement and any Purchase Order shall not be amended, changed or modified in any manner except by an instrument in writing signed by duly authorized representatives of all parties hereto.
Article 23
ASSIGNMENT
23.1	The provisions of this Agreement shall bind and inure to the benefit of each of the parties hereto and their respective successors and assigns. No party shall assign, transfer or otherwise dispose of its rights or obligations under this Agreement or a Purchase Order, in whole or in part, without the prior written consent of the other parties, which consent shall not be unreasonably withheld.
Article 24
NO WAIVER
24.1	No failure to exercise or delay in exercising any right or remedy under this

Agreement or under any Purchase Order by any party shall operate as a waiver thereof or of any other right or remedy which such party may have hereunder or thereunder, nor shall any single or partial exercise of such right or remedy preclude any further exercise thereof or of any other right or remedy which such party may have hereunder or therunder.

24.2	The rights and remedies provided herein are cumulative and not exclusive of any rights and remedies provided by law, in equity or otherwise.
Article 25
SEVERABILITY
25.1	In the event that any provision or any portion of any provision of this Agreement is adjudged by an arbitrator or arbitrators selected as provided in Article 19 to be invalid, illegal or unenforceable under the laws of the State of New York, such provision or portion thereof shall be deemed to be deleted from this Agreement and the validity of the remainder of this Agreement shall be remain unaffected thereby.
25.2.	If any provision of this Agreement, or the application thereof to any party hereto, is held illegal, unenforceable, or otherwise invalid by government promulgation, such holding shall not affect the other provisions or application of this Agreement which can be given effect without the invalid provision, provided that the parties shall promptly negotiate in good faith as to adjustments in this Agreement as may be necessary to make it fair and reasonable.
Article 26
NOTICES
26.1	All notices, requests or other communications required or permitted to be given hereunder shall be in writing in the English language and shall be sent by registered airmail, postage prepaid, or telex or e-mail or facsimile (with confirmation by registered airmail, postage prepaid) to the other party at its address set forth below or to such other address as may from time to time be notified by either party to the other in accordance with this Article 26:
If to STC:
     Sumitomo Titanium Corporation
      5-11-3, Shinbashi, Minato-ku,
      Tokyo 105-0004, Japan
      Fax No.: (03) 5776-3111
          Attn: General Manager
               Sales $ Marketing Department
If to RMI:
     RMI Titanium Company
     1000 Warren Avenue
     Niles, Ohio 44446-0269
     Fax No.: (330) 544-1262
          Attn: Director Purchasing
If to SC:
     Suimitomo Corporation
     1-8-11, Harumi, Chuo-ku,
     Tokyo, 104-8610, Japan
     Fax No.: (03)5166-6416
          Attn: General Manager
                    Titanium Department
If to SCOA:
     Sumitomo Corporation of America
     600 Grant Street
     Suite 5000
     Pittsburgh, PA 15219
     Fax No.: (412)391-9750
          Attn: Product Manager
                   Non-Ferrous Metals Unit

26.2	All notices shall be deemed to have been given duly transmitted by telex or e-mail or facsimile with confirmed answerback, or when a legible copy is received by facsimile or seven (7) days after being deposited in the mail, postage prepaid and sent registered mail, as the case may be.
Article 27
HEADINGS
27.1	The headings of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation hereof.
Article 28
COMPLIANCE WITH LAWS
28.1	RMI, STC, SC and SCOA shall be responsible for compliance with all applicable Federal, State, local and foreign law, ordinances and regulations applicable to the subject matter covered hereunder and each party shall indemnify and save the other parties harmless from any and all liability arising from such party’s non-compliance with any such laws, ordinances and regulations.
Article 29
RECORDS
29.1	STC, SC and SCOA agree to maintain all records pertaining to Purchase Orders and/or releases, invoices and payment as related to RMI’s agreement activity for a minimum period of two (2) years following completion of Agreement and/or Purchase Orders issued hereunder.
Article 30
GOOD FAITH DISCUSSION
30.1	In the event a circumstance arises which is not otherwise addressed herein, the parties hereto agree to conduct harmonious, good faith discussions to find a mutually agreeable solution.
Article 31
TERMINATION OF THE ORIGINAL AGREEMENT
31.1	The parties hereto agree that the Original Agreement and any and all documents made by the parties related thereto (excluding this Agreement) shall be terminated upon execution of this Agreement, provided, however, that the terms and conditions thereto shall still apply only to any outstanding Purchase Orders made thereunder and any shipment under such outstanding Purchase Order, and any right or obligation of any party which has accrued thereunder, if any, even after the execution of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

RMI TITANIUM COMPANY	SUMITOMO TITANIUM CORPORATION

/s/ Timothy G. Rupert	/s/ Masaaki Tachibana

By: Timothy G. Rupert	By: Masaaki Tachibana
Title: President & Chief Executive Officer	Title: President
Dated: February 13, 2007	Dated: February 13, 2007

SUMITOMO CORPORATION	SUMITOMO CORPORATION OF AMERICA

/s/ Masatoshi Adachi	/s/ Toshihiko Kaji

By: Masatoshi Adachi	By: Toshihiko Kaji
Title: Corporate Officer & General Manager, Non-Ferrous Products & Metals Div.	Title: SVP & General Manager, Steel & Non-Ferrous Metal Group
Dated: February 13, 2007	Dated: February 13, 2007